Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MediciNova, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-163116 and 333-138241) on Form S-3 and (Nos. 333-151808, 333-141694, and 333-122665) on Form S-8 of MediciNova, Inc. of our reports dated March 31, 2011, with respect to the consolidated balance sheets of MediciNova, Inc. and subsidiaries (a development stage company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the two-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting of MediciNova, Inc. as of December 31, 2010 and for the period from September 26, 2000 (inception) through December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of MediciNova, Inc.

/s/ KPMG LLP

San Diego, California

March 31, 2011